Post-Effective Amendment No. 1 to
                                              SEC File No. 70-8593



                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                              FORM U-1

                            APPLICATION

                               UNDER


       THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

            GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                       100 Interpace Parkway
                 Parsippany, New Jersey  07054
         (Name of company filing this statement and address of principal executive office)





 T.G. Howson, Vice President        Douglas E. Davidson, Esq.
   and Treasurer                    Berlack, Israels & Liberman LLP
 M. A. Nalewako, Secretary          120 West 45th Street
 GPU Service Corporation            New York, New York 10036
 100 Interpace Parkway
 Parsippany, New Jersey 07054



            (Names and addresses of agents for service)
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      GPU hereby  post-effectively amends its Application  on Form

 U-1, docketed in SEC File No. 70-8593, as follows:



      A.   By Order dated  July 6, 1995  (HCAR No. 35-26326)  (the

 "Order"), the Commission authorized GPU to acquire the securities of  subsidiary  companies (each,  a  "Subsidiary Company")  which would,  in turn, acquire the securities or other interests of one

 or  more  foreign  utility   companies  ("FUCOs")  and/or  exempt

 wholesale  generators  ("EWGs";   together  with  FUCOs,  "Exempt

 Entities").   The  Subsidiary Companies  would not  themselves be

 Exempt  Entities.    The  Order   also  authorized  GPU  to  make

 investments in one or more Subsidiary Companies from time to time through December 31, 1997  in an aggregate amount  of up to  $200 million ("Investment Cap").



      B.   In  addition,   the  Order   authorized  GPU   to  make

 investments directly in Exempt Entities from time to time through

 December 31, 1997, subject to the limit of the Investment Cap.



      C.   Although at  September 30, 1995,  GPU had not  made any

 investments pursuant  to the Order,  GPU is  actively pursuing  a number  of  FUCO  and  EWG  investment  opportunities  which,  if successful  in whole or in  part, would rapidly  exhaust the $200 million Investment Cap.



      D.   Accordingly,  GPU   now   proposes  to   increase   the

 Investment  Cap to  $500  million.   GPU  believes such  expanded

 authorization  is   necessary  to  provide  GPU  with  sufficient

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 flexibility  to  pursue  investments   in  Exempt  Entities  both

 domestically and internationally.



      E.   Investments  in Subsidiary Companies  may take the form

 of cash  capital contributions;(1) loans  evidenced by promissory notes;  guarantees by GPU of the  principal of or interest on any

 promissory   notes  or   other  evidences   of   indebtedness  or

 obligations of any Subsidiary Company, or of GPU's undertaking to contribute equity to a Subsidiary Company; assumption of liabili-

 ties of  a Subsidiary Company; and  reimbursement agreements with banks  entered into  to support  letters of  credit delivered  as security for GPU's equity contribution obligation to a Subsidiary

 Company or  otherwise in  connection with a  Subsidiary Company's project development activities.



      F.   As stated in the Order, investments  by GPU directly in

 Exempt  Entities would  take the  form of  (i) guarantees  of the indebtedness or other obligations of one or more Exempt Entities;

 (ii) assumption of  liabilities of one  or more Exempt  Entities;

 and

 ________________________________________________


 (1) Rules 52(b) and 45(b)(4) would generally exempt from prior Commission authorization under the Act the making by GPU of cash capital contributions to Subsidiary Companies, except in connection with the acquisition by GPU of securities of a new
 Subsidiary Company as provided by Rule 52(d) ("New Sub Contributions"). Accordingly, cash capital contributions by GPU to Subsidiary Companies will be subject to the limit of the Investment Cap only to the extent they constitute New Sub
 Contributions. In addition, open account advances without interest by GPU to Subsidiary Companies are now exempt from prior Commission authorization under Rule 45(b)(4) and are thus not subject to the limitation of the Investment Cap.

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 (iii) guarantees and letter of credit reimbursement agreements in support  of  equity  contribution  obligations  or  otherwise  in connection with  project development  activities for one  or more

 Exempt Entities.    (i)  In all other respects, the authorization

 as heretofore  granted by  the Commission  under the  Order would remain unchanged.



      G.   GPU would obtain the funds  for any direct or  indirect

 investment  in  any  Subsidiary  Company or  Exempt  Entity  from available cash or  as the Commission  may otherwise authorize  by separate  order.  GPU is not requesting authority herein to issue

 any  additional  securities  for   the  purpose  of  funding  the

 acquisition of any Subsidiary Companies or Exempt Entities.



      H.   Any  direct  or  indirect  investment  by  GPU  in  any

 Subsidiary Companies would be  made only if, at the  time thereof and after  giving effect  thereto, GPU's  "aggregate investment,"

 determined  in accordance  with Rule  53(a)(1)(i), in  all FUCOs,

 EWGs  and  Subsidiary  Companies does  not  exceed  50% of  GPU's

 "consolidated   retained   earnings,"   as   defined    in   Rule

 53(a)(1)(ii).    In  addition,  GPU will  limit  its  direct  and

 indirect investment  in any  particular Subsidiary Company  to an

 amount  which  does  not   exceed  that  reasonably  required  in

 connection with  making the  underlying investment in  any Exempt

 Entities  with  respect  to  which such  Subsidiary  Company  was

 organized   or   formed,   taking   into    account   development


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 expenditures, working  capital needs, and cash  reserves required to  be  maintained  in  accordance  with  any  related  financing agreements.

      I.   GPU submits that all of the criteria of Rules 53 and 54

 under the  Act  with respect  to  the proposed  transactions  are satisfied.



                (i)  The  average  consolidated retained  earnings

           for GPU and its subsidiaries,  as reported for the four

           most recent quarterly periods in GPU's Annual Report on

           Form  10-K for  the year  ended December  31, 1994  and

           Quarterly Reports  on Form 10-Q for  the quarters ended

           September  30, 1994, March 31,  1995 and June 30, 1995,

           as filed under the Securities Exchange Act of 1934, was

           approximately $1.82  billion.  At the  date hereof, GPU

           had  invested,  or  committed to  invest,  directly  or

           indirectly, an aggregate of approximately $60.4 million

           in   EWGs   and   $344,000   in   FUCOs,   representing

           approximately  3% of such average consolidated retained

           earnings.    GPU's aggregate  investments  in EWGs  and

           FUCOs, including amounts invested pursuant to all other

           outstanding  or pending authorizations ($500 million in

           SEC File No. 70-7727,  $30 million in SEC File  No. 70-

           8369,  $130 million  in SEC  File No. 70-8455  and $200

           million  in SEC  File No.  70-7926), together  with the

           authorization requested  herein, will not  at any  time

           exceed the 50% limitation in Rule 53.



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                (ii) GPU maintains books  and records to  identify

           investments in, and earnings from, each EWG and FUCO in

           which it directly or indirectly holds an interest.  (A)

           For each  United States  EWG in  which GPU directly  or

           indirectly holds an interest:



                          (1)  the  books and records for such EWG

                will  be kept  in  conformity  with United  States

                generally accepted accounting principles ("GAAP");



                          (2)  the  financial  statements will  be

                prepared in accordance with the GAAP; and



                          (3)  GPU directly or through its subsid-

                iaries undertakes to provide the Commission access

                to such books and records and financial statements

                as the Commission may request.



                     (B)  For each FUCO or  foreign EWG which is a

      majority-owned subsidiary of GPU:



                          (1)  the  books  and  records  for  such

                subsidiary will be kept in accordance with GAAP;



                          (2)  the  financial statements  for such

                subsidiary will  be  prepared in  accordance  with

                GAAP; and



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                          (3)  GPU directly or through its subsid-

                iaries undertakes to provide the Commission access

                to   such   books   and  records   and   financial

                statements, or  copies  thereof in English, as the

                Commission may request.



                     (C)   For  each FUCO or foreign EWG  in which

      GPU  owns 50% or less of the voting securities, GPU directly or through its  subsidiaries will proceed in  good faith, to the extent reasonable under the circumstances, to cause



                     (1)  such  entity  to   maintain  books   and

                records in accordance with GAAP;



                     (2)  the financial statements of  such entity

                to be prepared in accordance with GAAP; and



                     (3)  access by the  Commission to  such books

                and  records and  financial statements  (or copies

                thereof)  in English as the Commission may request

                and, in any event, GPU will provide the Commission

                on request  copies of  such materials as  are made

                available to GPU and its subsidiaries.   If and to

                the extent that  such entity's  books, records  or

                financial  statements are not maintained in accor-

                dance  with GAAP,  GPU will,  upon request  of the

                Commission,  describe  and quantify  each material

                variation therefrom  as and to the extent required

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                by  subparagraphs (a)  (2) (iii)  (A) and  (a) (2)

                (iii) (B) of Rule 53.



                (iii)  No  more than 2%  of GPU's domestic  public

      utility  subsidiary  employees  will  render  any  services,

      directly  or indirectly,  to  EWGs and  FUCOs  in which  GPU directly or indirectly holds an interest.



                (iv) Copies of  this Application  on Form  U-1 are

      being provided to the New Jersey Board of Public  Utilities,

      the Pennsylvania Public Utility  Commission and the New York

      Public Service Commission, the  only federal, state or local regulatory  agencies having  jurisdiction  over  the  retail rates of GPU's electric  utility subsidiaries.  In addition,

      GPU will submit to  each such commission copies of  any Rule

      24 certificates required  hereunder, as  well as  a copy  of

      Item  9 of  GPU's  Form U5S  and  Exhibits G  and H  thereof

      (commencing with the Form  U5S to be filed for  the calendar

      year  in   which  the  authorization   herein  requested  is

      granted).



                (v)  None of  the provisions  of paragraph  (b) of

      Rule  53 render paragraph  (a) of that  Rule unavailable for the proposed transactions.



                     (A)  Neither GPU nor any subsidiary of GPU is

                the subject of  any pending bankruptcy  or similar

                proceeding.

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                     (B)  GPU's   average   consolidated  retained

                earnings  for  the  four  most   recent  quarterly

                periods (approximately  $1.82 billion) represented

                a   decrease  of  approximately  $20  million  (or

                approximately  1.1%)  in the  average consolidated

                retained earnings for  the previous four quarterly

                periods (approximately $1.84 billion).



                     (C) GPU  did not incur operating  losses from

                direct or indirect  investments in EWGs and  FUCOs

                in 1994 in excess of 5% of GPU's December 31, 1994

                consolidated retained earnings.



      J.   The  estimated  fees,  commissions and  expenses  to be

 incurred by GPU in connection with the proposed transactions will be filed by amendment.



      K.   Sections 6(a), 7,  9(a), 10  and 12(b) of  the Act  and

 Rules  45, 52,  53  and  54  thereunder  are  applicable  to  the transactions proposed herein.



      L.   No state  commission has  jurisdiction with  respect to

 any  aspect  of  the  proposed transactions  and,  assuming  your

 Commission   authorizes   and  approves   all   aspects   of  the

 transactions  (including the  accounting  therefor),  no  Federal commission  other  than  your  Commission  has  jurisdiction with respect to any aspect thereof.



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      M.   It is requested that the Commission issue an order with

 respect to the transactions proposed herein at the earliest prac-

 ticable date but, in any event, not later than December 15, 1995.

 It  is  further requested  that (i)  there  not be  a recommended decision  by an  Administrative  Law Judge  or other  responsible officer of  the Commission,  (ii) the  Office  of Public  Utility

 Regulation  be  permitted to  assist  in the  preparation  of the

 Commission's  decision,  and (iii)  there  be  no waiting  period between  the issuance of the  Commission's order and  the date on which it is to become effective.



      N.   The  following exhibits  and  financial statements  are

 filed in Item 6 hereof:

           1.   (a)  Exhibits:

                     F-1(a)  - Opinion   of  Berlack,   Israels  &
                               Liberman  LLP  --  to  be  filed by
                               amendment.

                     F-2(a)  - Opinion of Ballard Spahr  Andrews &
                               Ingersoll   --   to  be   filed  by
                               amendment.

                     G       - Financial  Data  Schedule --  to be
                               filed by amendment.

                     H       - Proposed form of public notice.


                (b)  Financial Statements:

                     1    -    GPU  Consolidated  Balance  Sheets,
                               actual  and pro  forma, as  at June
                               30,  1995  and Consolidated  State-
                               ments   of   Income  and   Retained
                               Earnings, actual and pro forma, for
                               the  twelve  months ended  June 30,
                               1995; pro forma journal  entries --
                               to be filed by amendment.

                     2    -    GPU  (Corporate)   Balance  Sheets,
                               actual  and pro  forma, as  at June

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                               30,    1995    and     Consolidated
                               Statements  of Income  and Retained
                               Earnings, actual and pro forma, for
                               the  twelve  months ended  June 30,
                               1995; pro forma journal  entries --
                               to be filed by amendment.

                     3    -    Not Applicable.

                     4    -    Statement of Material Changes since
                               the  date  of  the  balance  sheets
                               which  are  not  reflected  in  the
                               notes to the financial statements -
                               None.


      O.   The proposed  transactions will be carried  out for the

 purpose  of financing  GPU's business activities.   As  such, the

 issuance  of  an order  by your  Commission  with respect  to the proposed transactions which are the subject hereof is not a major

 Federal action  significantly affecting the quality  of the human environment.  No Federal  agency has prepared or is  preparing an environmental  impact  statement  with respect  to  the  proposed transactions which are the subject hereof.

























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                             SIGNATURE



           PURSUANT  TO  THE REQUIREMENTS  OF  THE  PUBLIC UTILITY

 HOLDING COMPANY  ACT OF  1935, THE  UNDERSIGNED COMPANY HAS  DULY

 CAUSED THIS  STATEMENT TO BE SIGNED  ON ITS BEHALF BY  THE UNDER-

 SIGNED THEREUNTO DULY AUTHORIZED.



                               GENERAL PUBLIC UTILITIES CORPORATION


                               By: ________________________________
                                    T.G. Howson
                                    Vice President and Treasurer





 Date:  October 16, 1995
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